Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollar amounts presented in millions, except share data)

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Allergan plc ("Allergan") by Venice Subsidiary LLC ("Acquirer Sub"), a direct wholly-owned subsidiary of AbbVie Inc. ("AbbVie"). The acquisition was effected by means of a court-sanctioned scheme of arrangement in accordance with a Transaction Agreement (the "Transaction Agreement"), dated as of June 25, 2019 (as amended on May 5, 2020), by and among AbbVie, Allergan and Acquirer Sub. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP under which the assets and liabilities of Allergan are recorded by AbbVie at their respective fair values as of the date the acquisition is completed. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2019 and for the six months ended June 30, 2020 give effect to AbbVie’s results of operations as if the acquisition had occurred on January 1, 2019.

The following unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2019 is based on, has been derived from and should be read in conjunction with the historical audited financial statements of AbbVie (which are available in AbbVie’s Form 10-K for the year ended December 31, 2019) and the consolidated financial statements of Allergan (which are available in Allergan's Form 10-K for the year ended December 31, 2019). The following unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2020 is based on, has been derived from and should be read in conjunction with the historical unaudited financial information of AbbVie for the six months ended June 30, 2020 (which is available in AbbVie’s Form 10-Q for the period ended June 30, 2020) and the historical unaudited financial information of Allergan for the three months ended March 31, 2020 (which is available in Allergan's Form 10-Q for the three months ended March 31, 2020). A pro forma balance sheet as of June 30, 2020 is not presented as the acquisition of Allergan is reflected in AbbVie’s consolidated balance sheet as of June 30, 2020.

The unaudited pro forma condensed combined financial information set forth below gives effect to the following:

•	the completion of the acquisition, with each Allergan shareholder receiving (i) $120.30 in cash and (ii) 0.8660 of a newly issued share of AbbVie common stock for each Allergan ordinary share; and

•	the incurrence of additional debt by AbbVie to (i) finance, in part, the cash component of the acquisition consideration and (ii) pay certain transaction expenses in connection with the acquisition.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under the acquisition method of accounting under U.S. GAAP, generally all assets acquired and liabilities assumed are recorded at their respective fair values as of the date the acquisition is completed. For pro forma purposes, the fair value of Allergan’s tangible and identifiable intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Management believes that the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

Preliminary fair value estimates of assets and liabilities may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and has been presented for informational purposes only and is not necessarily indicative of the results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated future results of operations that AbbVie will experience after the acquisition. In addition, the accompanying unaudited pro forma condensed combined statements of earnings do not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the acquisition or the impact of any non-recurring activity and one-time transaction-related or integration-related costs. No material transactions existed between AbbVie and Allergan during the pro forma periods.

AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the six months ended June 30, 2020

	Historical
(in millions, except per share data)	AbbVie	Allergan after reclassifications (Note 4)(a)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Net revenues	$19,044	$4,745	$—		$—		$23,789
Cost of products sold	5,653	3,004	239	5a	—		8,465
			(431)	5f
Selling, general and administrative	5,222	1,768	(865)	5e	—		6,125
Research and development	2,961	583	—		—		3,544
Acquired in-process research and development	853	4	—		—		857
Goodwill impairments	—	913	—		—		913
Total operating costs and expenses	14,689	6,272	(1,057)		—		19,904
Operating earnings (loss)	4,355	(1,527)	1,057		—		3,885
Interest expense, net	1,042	229	(50)	5c	121	5b	1,342
Net foreign exchange loss	34	29	—		—		63
Other expense, net	874	47	—		—		921
Earnings (loss) before income taxes	2,405	(1,832)	1,107		(121)		1,559
Income tax expense (benefit)	134	(1,870)	7	5d	(26)	5d	(1,755)
Net earnings (loss)	2,271	38	1,100		(95)		3,314
(Income) loss attributable to noncontrolling interest	1	(3)	—		—		(2)
Net earnings (loss) attributable to stockholders	$2,272	$35	$1,100		$(95)		$3,312
Per share data
Basic earnings per share	$1.44						$1.86
Diluted earnings per share	$1.43						$1.85
Weighted-average basic shares outstanding	1,564						1,766
Weighted-average diluted shares outstanding	1,568						1,772

(a)	Historical Allergan results represent the period from January 1 through May 7, 2020, the period prior to the acquisition. As the acquisition was completed on May 8, 2020, all Allergan results as of and after this date are included in historical AbbVie results.

AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the year ended December 31, 2019

	Historical
(in millions, except per share data)	AbbVie	Allergan after reclassifications (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Net revenues	$33,266	$16,089	$—		$—		$49,355
Cost of products sold	7,439	8,842	375	5a	—		16,656
Selling, general and administrative	6,942	5,834	(240)	5e	—		12,536
Research and development	6,407	2,208	—		—		8,615
Acquired in-process research and development	385	31	—		—		416
Goodwill impairments	—	3,553	—		—		3,553
Other operating income	(890)	—	—		—		(890)
Total operating costs and expenses	20,283	20,468	135		—		40,886
Operating earnings (loss)	12,983	(4,379)	(135)		—		8,469
Interest expense, net	1,509	706	(174)	5c	701	5b	2,742
Net foreign exchange loss	42	12	—		—		54
Other expense, net	3,006	22	—		—		3,028
Earnings (loss) before income taxes	8,426	(5,119)	39		(701)		2,645
Income tax expense (benefit)	544	146	(2)	5d	(152)	5d	536
Net earnings (loss)	7,882	(5,265)	41		(549)		2,109
Income attributable to noncontrolling interest	—	(6)	—		—		(6)
Net earnings (loss) attributable to stockholders	$7,882	$(5,271)	$41		$(549)		$2,103
Per share data
Basic earnings per share	$5.30						$1.17
Diluted earnings per share	$5.28						$1.16
Weighted-average basic shares outstanding	1,481						1,766
Weighted-average diluted shares outstanding	1,484						1,772

Note 1 – Description of the Transaction

On June 25, 2019, AbbVie announced that it entered into the Transaction Agreement under which Acquirer Sub would acquire Allergan pursuant to a scheme of arrangement (the “Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act 2014, and a capital reduction under Sections 84 to 86 of the Act. As a result of the Scheme, Allergan became a wholly owned subsidiary of AbbVie on May 8, 2020. As consideration for the acquisition, Allergan shareholders were entitled to receive (i) $120.30 in cash and (ii) 0.8660 of a newly issued share of AbbVie common stock in exchange for each Allergan ordinary share.

AbbVie funded the cash portion of the acquisition with a combination of cash on hand, borrowings under existing and new credit facilities and the proceeds from the sale of debt securities. In connection with the proposed acquisition, on June 25, 2019, AbbVie entered into a $38.0 billion 364-day bridge credit agreement. On July 12, 2019, AbbVie entered into a term loan credit agreement (“term loan credit agreement”) with an aggregate principal amount of $6.0 billion consisting of a $1.5 billion 364-day term loan tranche, a $2.5 billion three-year term loan tranche and a $2.0 billion five-year term loan tranche. In addition, on November 21, 2019, AbbVie issued $30.0 billion aggregate principal amount of unsecured senior notes. Following the entry into the term loan credit agreement and the issuance of the notes, the commitments under the bridge credit agreement were reduced accordingly. In February 2020, the remaining commitments under the bridge credit agreement were reduced to $0 as a result of cash on hand at AbbVie. AbbVie subsequently terminated the bridge credit agreement in its entirety as permitted under its terms. AbbVie utilized the term loan facility to fund $3.0 billion of the cash consideration for the acquisition.

Note 2 – Basis of Presentation

The pro forma condensed combined statements of earnings for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the Allergan acquisition as if it occurred on January 1, 2019.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of AbbVie and Allergan. The acquisition method of accounting under U.S. GAAP requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) are expected to have a continuing impact on the consolidated results.

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result, AbbVie may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measurements that do not reflect AbbVie’s intended use for those assets. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could lead to different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Allergan's historical condensed consolidated statement of earnings for the six months ended June 30, 2020 represents its results of operations through May 7, 2020, the period prior to the acquisition. AbbVie’s historical condensed consolidated statement of earnings for the six months ended June 30, 2020 includes the results of operations of Allergan since May 8, 2020, as well as amortization expense related to acquired definite-lived intangible assets and the fair value step-up related to Allergan's inventory. Adjustments were made to the unaudited pro forma condensed combined statements of earnings for the six months ended June 30, 2020 and the year ended December 31, 2019 to reflect the acquired definite-lived intangible asset amortization expense for the pre-acquisition period and to eliminate the recorded amortization of fair value step-up related to Allergan’s inventory recorded during the six months ended June 30, 2020 as there is no continuing impact of the inventory step-up on AbbVie’s results. In addition, AbbVie’s historical condensed statement of earnings for the six months ended June 30, 2020 includes interest expense related to the $30.0 billion senior notes issued in November 2019. An adjustment was made to the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2019 to reflect interest expense for the period prior to the debt issuance.

Note 3 – Accounting Policies

Following the acquisition date, AbbVie management conformed Allergan's results of operations to AbbVie's accounting policies and as a result, certain reclassifications have been made to historical Allergan results of operations to conform to AbbVie's presentation for pro forma purposes. See Note 4 for additional information.

Note 4 – Reclassification of Allergan historical financial information

Certain reclassifications have been made to Allergan’s historical financial statements to conform to AbbVie’s presentation, as follows.

Reclassifications included in the unaudited pro forma condensed combined statements of earnings

	For the period January 1, 2020 through May 7, 2020			For the year ended December 31, 2019
(in millions)	Allergan before reclassification	Reclassification	Allergan after reclassification	Allergan before reclassification	Reclassification	Allergan after reclassification	Note reference
Cost of products sold	$874	$1,980	$3,004	$2,493	$5,857	$8,842	(a)
		(25)			(45)		(d)
		148			444		(f)
		27			93		(h)
Selling, general and administrative	1,824	—	1,768	5,943	(4)	5,834	(f)
		(29)			(12)		(g)
		(27)			(93)		(h)
Research and development	591	—	583	1,812	436	2,208	(b)
		(4)			(9)		(d)
		(4)			(31)		(e)
Acquired in-process research and development	—	4	4	—	31	31	(e)
Amortization	1,980	(1,980)	—	5,857	(5,857)	—	(a)
In-process research and development impairments	—	—	—	436	(436)	—	(b)
Asset sales and impairments, net	148	(148)	—	440	(440)	—	(f)
Interest income	(33)	33	—	(77)	77	—	(c)
Interest expense	262	(262)	—	783	(783)	—	(c)
Interest expense, net	—	229	229	—	706	706	(c)
Net foreign exchange loss	—	29	29	—	12	12	(g)
Other expense (income), net	18	25	47	(32)	45	22	(d)
		4			9		(d)

(a)	Amortization was reclassified to cost of products sold.

(b)	In-process research and development impairments were reclassified to research and development.

(c)	Interest income and interest expense were reclassified to interest expense, net.

(d)	Gains and losses recognized due to the change in fair value of contingent consideration were reclassified from cost of products sold and research and development to other expense (income), net.

(e)	Upfront expenses for in-process research and development asset acquisitions were reclassified from research and development to acquired in-process research and development.

(f)	Asset sales and impairments, net were reclassified into cost of products sold and selling, general and administrative.

(g)	Foreign exchange losses were reclassified from selling, general and administrative to net foreign exchange loss.

(h)	Certain outbound freight costs were reclassified from selling, general and administrative to cost of products sold.

Note 5 – Unaudited Pro Forma Condensed Combined Statements of Earnings Adjustments

(a)	To record estimated pro forma amortization expense on definite-lived intangible assets. Pro forma amortization has been estimated on a preliminary basis using the estimated pattern of economic benefit provided by the assets over their estimated useful lives and is as follows.

(in millions)	For the six months ended June 30, 2020	For the year ended December 31, 2019
Estimated amortization for acquired definite-lived intangible assets	$3,180	$6,232
Historical definite-lived intangible amortization	2,941	5,857
Pro forma adjustment to cost of products sold	$239	$375

The weighted-average estimated useful life for acquired definite-lived intangible assets is nine years. A five percent (5%) increase or decrease in the fair value of definite-lived identifiable intangible assets would increase or decrease amortization by approximately $159 million for the six months ended June 30, 2020 and approximately $312 million for the year ended December 31, 2019.

(b)	For pro forma purposes, interest expense is calculated based on contractual terms of the unsecured senior notes, which include fixed and variable interest rates, and the term loan credit agreement, which assumes LIBOR plus an applicable margin, resulting in a total weighted-average interest rate of 3.07%. A 1/8% change in the variable interest rate would result in a change in total interest expense of $4 million for the six months ended June 30, 2020 and $7 million for the year ended December 31, 2019. Interest expense also included pro forma amortization of debt discounts and financing fees related to issuance of the Notes that totaled $25 million for the year ended December 31, 2019 and $12 million for the six months ended June 30, 2020. Fees incurred under the bridge credit agreement totaled $244 million for the year ended December 31, 2019 and were excluded from pro forma interest expense. Pro forma interest expense, net excludes interest income of $103 million for the six months ended June 30, 2020 and $51 million for the year ended December 31, 2019 earned on the net proceeds from the Notes that were permitted to be invested temporarily in short-term investments pending the consummation of the acquisition.

(c)	Represents amortization of the fair value adjustment of Allergan’s historical long-term debt and elimination of Allergan’s historical amortization of debt issuance costs, premiums and discounts.

(d)	Statutory tax rates were applied, as appropriate, to each acquisition and financing adjustment based on the jurisdiction in which the adjustment occurs.

(e)	Represents the elimination of transaction costs that have been expensed in AbbVie’s and Allergan’s historical consolidated financial statements.

(f)	Represents the elimination of the fair value step-up related to Allergan’s inventory that has been expensed in AbbVie’s historical consolidated financial statements as there is no continuing impact of the inventory step-up on AbbVie’s results. AbbVie recognizes the increased value of inventory in cost of products sold as the acquired inventory is sold, which for purposes of this unaudited pro forma condensed combined financial information is assumed to occur within the first year after acquisition.

Note 6 – Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share for the six months ended June 30, 2020 and the year ended December 31, 2019 have been calculated based on the estimated weighted-average shares outstanding as if the shares issued in the transaction had been issued and outstanding as of January 1, 2019. Pro forma weighted-average basic and diluted shares outstanding include 285,605,057 shares of AbbVie common stock issued to Allergan shareholders.

The following table summarizes the calculation of unaudited pro forma combined basic and diluted earnings per share.

(in millions, except per share data)	For the six months ended June 30, 2020	For the year ended December 31, 2019
Basic EPS
Net earnings	$3,312	$2,103
Earnings allocated to participating securities	33	45
Earnings available to common shareholders	$3,279	$2,058
Weighted-average basic shares outstanding	1,766	1,766
Basic earnings per share	$1.86	$1.17

Diluted EPS
Net earnings	$3,312	$2,103
Earnings allocated to participating securities	33	45
Earnings available to common shareholders	$3,279	$2,058
Weighted-average shares of common stock outstanding	1,766	1,766
Effect of dilutive securities	6	6
Weighted-average diluted shares outstanding	1,772	1,772
Diluted earnings per share	$1.85	$1.16